Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Zyla Life Sciences (the “Company” or “we” or “our”) has one class of security registered under Section 12 of the Securities Exchange Act of 1934, our common stock, par value $0.001 per share (the “common stock”).

Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Fourth Amended and Restated Certificate of Incorporation, as amended (the “certificate of incorporation”), and our Second Amended and Restated Bylaws (the “bylaws”), as amended. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized Share Capital. The Company’s authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

Voting. Holders of the Company’s common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors.

Dividend Rights. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding preferred stock of the Company. Except as otherwise provided by the DGCL or the certificate of incorporation, the holders of record of Common Stock will share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise.

Liquidation Preferences. Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock. A merger or consolidation of the Company with or into any other corporation or other entity or a sale or conveyance of all or any part of the assets of the Company, in any such case which shall not in fact result in the liquidation of the Company and the distribution of assets to its stockholders, shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Company within the meaning of the certificate of incorporation.

Other Terms. Subject to any agreements with the stockholders of the Company entered into by the Company from time to time and approved by the Board of Directors of the Company, the holders of Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Company.  The common stock is not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of the Company’s common stock are fully paid and non-assessable.

Other Rights and Limitations as a Holder of Common Stock

Preferred Stock. The common stock is subject to the express terms of the Company’s preferred stock and any series thereof. The Board of Directors may issue preferred stock with voting, dividend, liquidation and other rights that could adversely affect the relative rights of the holders of the common stock.

Advanced Notice Bylaws. For any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to the certificate of incorporation, the stockholder must have given timely notice thereof in writing to the Secretary of the Company, and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company). In no event will the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

Exclusive Jurisdiction. The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive form for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.